NEWS FOR IMMEDIATE RELEASE

July 19, 2006	For Further Information Contact:
Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces Second Quarter and First Half of 2006 Results

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc., (NASDAQ: WSBC) a Wheeling, West Virginia based multi-state bank holding company, today announced earnings for the second quarter and six months ended June 30, 2006.

Net income was $11.3 million for both the second quarter of 2006 and the second quarter of 2005, while diluted earnings per share for the second quarter ended June 30, 2006 were $0.52 compared to $0.50 for the same period in 2005, an increase of 4.0%. Highlighting the quarter was an expanded net interest margin, as a result of the balance sheet restructuring undertaken and disclosed late last quarter, with the margin increasing to 3.54% for the second quarter as compared to 3.40% for the first quarter ended March 31, 2006, and also up from last year’s second quarter of 3.52%. Also noteworthy to the second quarter were higher service charges on deposit accounts, increasing non-interest income from the prior year. For the quarter, core operating earnings were similar to reported earnings. Return on average assets for the quarter was also up to 1.09% from last year’s 0.99%, and return on average equity grew to 10.83% from last year’s 10.66%.

Net income for the six months ended June 30, 2006 decreased 24.6% to $16.8 million as compared to $22.3 million for the same period in 2005, while diluted earnings per share for the first half ended June 30, 2006 were $0.77 compared to $0.98 for 2005. The decrease in year to date net income is primarily attributable to the $4.8 million in after-tax losses arising in connection with the balance sheet repositioning announced in the first quarter and the $0.3 million in after-tax costs associated with the restructuring of a business unit in the first quarter, which were offset by the $1.6 million after-tax gain on the sale of the Ritchie County branches in the first quarter. Core operating earnings on a year-to-date basis, excluding these items, were $20.4 million or $0.94 per diluted share as compared to $22.7 million or $0.99 per diluted share for the six months ended June 30, 2005.

“Despite the pressure on interest spread based revenues caused by a relatively flat yield curve and a highly competitive environment, our recent balance sheet repositioning helped to stabilize our net interest margin and resulted in an immediate improvement in the margin,” stated Mr. Limbert. “Additionally, our intense marketing efforts over the last two quarters have resulted in a significant number of new non-interest bearing accounts and customers that will serve as a source of long-term revenue growth as we broaden our relationship with them. Our recent introduction of a new deposit account program has resulted in a strong increase in deposit activity fees. Finally, our branch optimization project and focus on cost containment have resulted in immediate savings across the board that have helped fund our marketing efforts and have positioned us for increased future profitability. We continue to remain focused on long-term profitability and increased value for our shareholders.”

Highlights for the three and six month periods ended June 30, 2006:

•
Net interest income for the second quarter and first half of 2006 decreased $3.0 million or 8.9% and $5.5 million or 8.2%, respectively, compared to the same periods in 2005. The net interest margin for the second quarter and first half of 2006 was 3.54% and 3.47%, respectively, compared to 3.52% and 3.51% for the same periods in 2005. On a linked quarter basis, the net interest margin increased 14 bp.

•
Non-interest income in the second quarter increased $2.4 million or 24.6% as compared to the second quarter of 2005. Non-interest income for the first half of the year, net of the $8.0 million loss associated with WesBanco’s balance sheet repositioning and the gain of $2.6 million on sale of the Ritchie County branches in the first quarter, increased $3.9 million or 20.1% as compared to the first half of 2005. The increase in both periods was primarily driven by an increase in activity charges on deposit accounts resulting from new fee-related programs introduced in the fourth quarter of 2005, and approximately $1.0 million of gains on the early payoff of certain callable Federal Home Loan Bank Advances..

•
WesBanco’s provision for loan losses increased $0.3 million or 17.9% and $1.1 million or 30.3% over the second quarter and first half of 2005, respectively, primarily due to a $5.0 million commercial loan participation being placed on non-accrual in the first quarter. Net charge-offs on an annualized basis were 0.54% for the second quarter as compared to 0.24% for the second quarter of 2005 primarily due to the $3.1 million write-down of the $5.0 million commercial loan participation discussed above. The allowance for loan losses as a percentage of total loans was 1.05% at June 30, 2006, down from 1.10% at June 30, 2005.

•
Non-interest expense decreased $0.5 million or 1.8% and $0.8 million or 1.5% compared to the second quarter and first half of 2005. The decrease in both periods was due to a reduction in full-time equivalent employees and the result of management initiatives in attempting to contain overall operating costs. Salaries and employee benefits for the quarter were down 8.3% to $13.3 million from last year’s $14.5 million, and on a year-to-date basis, a 6.0% decrease has been realized from $28.4 million to $26.7 million. Full-time equivalent employees at June 30, 2006 were 1,176 compared to 1,311 at June 30, 2005. Marketing expense associated with WesBanco’s efforts to acquire new accounts and customers was the only major operating expense category to experience a significant increase, up from last year’s $1.0 million to this quarter’s $1.8 million, and year-to-date it has increased 50.9% from $1.9 million to $2.9 million.

•
The provision for income taxes decreased $0.4 million or 12.6% and $2.0 million or 32.9% for the second quarter and first half of 2006 compared to the same periods in 2005 due to a decrease in pre-tax income and the resulting corresponding decrease in the effective tax rate. The effective tax rate for both the second quarter and first half of 2006 was 19.6% compared to 21.8% and 21.5% for the same periods in 2005. The effective tax rate for the year is expected to range from 19.5% to 20.0%.

•
Total loans as of June 30, 2006 decreased $17.0 million and $24.5 million as compared to June 30, 2005 and December 31, 2005, respectively, but net of approximately $26.0 million in loan sales in the current year, loans were up approximately $9.0 million and $1.5 million, respectively. The $26.0 million in loan sales is comprised of $19.3 million of loans sold in connection with the sale of the Ritchie County branches, with the balance comprised of certain underperforming loans that were marked to market in the fourth quarter of 2005 in anticipation of their sale in the first quarter of 2006.

•
Total deposits as of June 30, 2006 decreased by $87.0 million and $59.2 million as compared to June 30, 2005 and December 31, 2005, respectively. The decrease in deposits was due to continued runoff in money market deposit accounts, as customer preferences in a rising rate environment have turned to short- and intermediate-term certificates of deposit and non-bank money market funds, and the sale of approximately $37.8 million of deposits in connection with the sale of the Ritchie County branches. WesBanco experienced an increase of 1.3% in average certificates of deposit and 3.6% in average non-interest bearing demand deposit accounts compared to last year, with the free checking account increase a result of a concerted marketing campaign beginning in the fourth quarter of 2005 and a new campaign introduced in April 2006 that has resulted in the opening of over 26,000 new accounts over both periods.

•
Total borrowings, including FHLB advances and other short-term borrowings, decreased from $812.2 million as of March 31, 2006, prior to the restructuring, to $577.5 million, a $234.7 million or 28.9% reduction. Borrowings as a percent of total assets dropped to 14.1% from March’s 18.7%. Borrowings are down some $279.5 million or 32.6% from year-end. Likewise, total investment securities have dropped since year-end from $992.6 million to $719.9 million at quarter-end, a 27.5% decrease, primarily due to the second quarter restructuring and sales from the available-for-sale portfolio, as well as continued runoff from maturities and pay-downs. In the current interest rate environment, many market participants, including WesBanco have decided that supporting larger balance sheets with wholesale leverage does not make fundamental economic sense, despite some associated give-up in short-term earnings from minimally profitable leverage strategies. A benefit of the downsizing has been increased tangible and other capital ratios, despite an ongoing share repurchase plan, as noted in the attached financial highlights, with tangible leverage increasing from 6.28% at year-end to 6.77% at June 30, 2006.

•
For the quarter ended June 30, 2006, WesBanco repurchased a total of 158,416 shares and on a year to date basis for 2006 a total of 197,616 shares were repurchased. The average price paid on a year to date basis for 2006 was $29.92 per share. WesBanco has 940,545 shares remaining for repurchase under the current one million share repurchase plan approved by the Board of Directors in January 2006.

WesBanco is a multi-state bank holding company with total assets of approximately $4.1 billion, operating through 81 banking offices, one loan production office, and 128 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

Forward-looking statements in this press release relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this press release should be read in conjunction with WesBanco’s 2005 Annual Report on Form 10-K, as well as the Form 10-Q for the prior quarter ended March 31, 2006, filed with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s 2005 Annual Report on Form 10-K filed with the SEC under the section “Risk Factors.” Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the SEC, the National Association of Securities Dealers and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

### See attached financial highlights.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 5
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,			June 30,
Statement of income	2006	2005	% Change	2006	2005	% Change
Interest income	$ 55,994	$ 56,534	(0.96%)	$ 112,441	$ 111,418	0.92%
Interest expense	25,130	22,666	10.87%	50,594	44,049	14.86%
Net interest income	30,864	33,868	(8.87%)	61,847	67,369	(8.20%)
Provision for loan losses	2,263	1,919	17.93%	4,903	3,762	30.33%
Net interest income after provision for
loan losses	28,601	31,949	(10.48%)	56,944	63,607	(10.48%)
Non-interest income
Trust fees	3,537	3,512	0.71%	7,595	7,226	5.11%
Service charges on deposit accounts	4,179	2,723	53.47%	7,976	5,185	53.83%
Net securities gains	92	1,068	(91.39%)	(7,850)	1,821	(531.08%)
Gains on early extinguishment of debt	1,047	-	100.00%	1,047	-	100.00%
Other income	3,535	2,637	34.05%	9,036	5,239	72.48%
Total non-interest income	12,390	9,940	24.65%	17,804	19,471	(8.56%)
Non-interest expense
Salaries and employee benefits	13,315	14,528	(8.35%)	26,731	28,424	(5.96%)
Net occupancy	1,866	1,751	6.57%	3,879	3,547	9.36%
Equipment	1,993	2,190	(9.00%)	4,023	4,394	(8.44%)
Core deposit intangibles	633	685	(7.59%)	1,266	1,348	(6.08%)
Marketing expense	1,837	1,026	79.04%	2,911	1,929	50.91%
Restructuring & merger-related expenses (1)	-	70	(100.00%)	540	563	(4.09%)
Other operating	7,344	7,243	1.39%	14,450	14,417	0.23%
Total non-interest expense	26,988	27,493	(1.84%)	53,800	54,622	(1.50%)
Income before provision for income taxes	14,003	14,396	(2.73%)	20,948	28,456	(26.38%)
Provision for income taxes	2,742	3,138	(12.62%)	4,103	6,118	(32.94%)
Net income	$ 11,261	$ 11,258	0.03%	$ 16,845	$ 22,338	(24.59%)

Taxable equivalent net interest income	$ 33,046	$ 36,448	(9.33%)	$ 66,349	$ 72,473	(8.45%)

Per common share data
Net income per common share - basic	$ 0.52	$ 0.50	4.00%	$ 0.77	$ 0.98	(21.43%)
Net income per common share - diluted	$ 0.52	$ 0.50	4.00%	$ 0.77	$ 0.98	(21.43%)
Dividends declared	$ 0.265	$ 0.26	1.92%	$ 0.53	$ 0.52	1.92%
Book value (period end)				$ 19.13	$ 18.82	1.63%
Tangible book value (period end)				$ 12.41	$ 12.15	2.11%
Average shares outstanding - basic	21,893,943	22,587,213	(3.07%)	21,915,824	22,788,686	(3.83%)
Average shares outstanding - diluted	21,946,829	22,643,463	(3.08%)	21,970,952	22,840,483	(3.81%)
Period end shares outstanding				21,783,350	22,321,525	(2.41%)

Selected ratios
Return on average assets	1.09%	0.99%	10.16%	0.80%	0.99%	(19.18%)
Return on average equity	10.83%	10.66%	1.58%	8.16%	10.54%	(22.60%)
Yield on earning assets (2)	6.23%	5.71%	9.11%	6.12%	5.66%	8.13%
Cost of interest bearing liabilities	3.05%	2.44%	25.00%	2.99%	2.39%	25.10%
Net interest spread (2)	3.18%	3.27%	(2.75%)	3.13%	3.27%	(4.28%)
Net interest margin (2)	3.54%	3.52%	0.57%	3.47%	3.51%	(1.14%)
Efficiency (2)	59.40%	59.27%	0.22%	63.93%	59.41%	7.61%
Average loans to average deposits	97.82%	96.36%	1.52%	97.80%	96.40%	1.45%
Annualized net loan charge-offs/average loans	0.54%	0.24%	126.31%	0.36%	0.19%	88.92%
Effective income tax rate	19.58%	21.80%	6.30%	19.59%	21.50%	13.08%

(1) Restructuring costs are associated with a reduction in WesBanco's workforce through layoffs. Merger-related expenses are primarily related to the acquisitions of Winton Financial Corporation and Western Ohio Financial Corporation.
(2) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.					Page 6
Consolidated Selected Financial Highlights
(unaudited, dollars in thousands)			% Change		% Change
Balance sheet (period end)	June 30,	June 30,	June 30, 2005 to	December 31,	June 30, 2006
Assets	2006	2005	June 30, 2006	2005	to Dec. 31, 2005
Cash and due from banks	$ 89,921	$ 93,045	(3.36)%	$ 108,176	(16.88)%
Due from banks - Interest bearing	1,434	2,370	(39.49)	2,432	(41.04)
Securities	719,945	1,137,124	(36.69)	992,564	(27.47)
Loans:
Loans held for sale	6,038	8,518	(29.11)	28,803	(79.04)
Commercial and commercial real estate	1,552,758	1,522,303	2.00	1,535,503	1.12
Residential real estate	913,670	948,271	(3.65)	929,823	(1.74)
Consumer and home equity	443,872	454,277	(2.29)	446,751	(0.64)
Total loans	2,916,338	2,933,369	(0.58)	2,940,880	(0.83)
Allowance for loan losses	(30,592)	(32,348)	(5.43)	(30,957)	(1.18)
Net loans	2,885,746	2,901,021	(0.53)	2,909,923	(0.83)
Premises and equipment, net	65,940	63,459	3.91	64,707	1.91
Goodwill	137,258	137,339	(0.06)	137,258	-
Core deposit intangible, net	9,133	11,720	(22.07)	10,400	(12.18)
Other assets	179,626	150,682	19.21	196,655	(8.66)
Total Assets	$ 4,089,003	$ 4,496,760	(9.07)%	$ 4,422,115	(7.53)%

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$ 386,811	$ 373,210	3.64%	$ 392,116	(1.35)%
Interest bearing demand deposits	340,184	318,786	6.71	325,582	4.48
Money market accounts	376,825	517,516	(27.19)	444,071	(15.14)
Savings deposits	465,649	464,628	0.22	462,601	0.66
Certificates of deposit	1,399,695	1,381,986	1.28	1,403,954	(0.30)
Total deposits	2,969,164	3,056,126	(2.85)	3,028,324	(1.95)
Federal Home Loan Bank borrowings	412,756	673,183	(38.69)	612,693	(32.63)
Other borrowings	164,786	226,417	(27.22)	244,301	(32.55)
Junior subordinated debt	87,638	87,638	-	87,638	-
Other liabilities	38,028	33,194	14.56	33,929	12.08
Shareholders' equity	416,631	420,202	(0.85)	415,230	0.34
Total Liabilities and Shareholders' Equity	$ 4,089,003	$ 4,496,760	(9.07)%	$ 4,422,115	(7.53)%

Average balance sheet and
net interest margin analysis	Three months ended June 30,				Six months ended June 30,
	2006		2005		2006		2005
	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Volume	Rate	Volume	Rate	Volume	Rate	Volume	Rate
Due from banks - interest bearing	$ 2,738	1.61%	$ 4,631	1.91%	$ 2,274	1.34%	$ 5,678	1.49%
Loans, net of unearned income	2,925,875	6.45%	2,968,613	6.02%	2,926,697	6.39%	2,964,017	5.95%
Securities:
Taxable	403,013	4.39%	686,753	3.96%	492,704	4.22%	703,277	3.96%
Tax-exempt	373,908	6.67%	433,806	6.80%	385,977	6.67%	422,316	6.91%
Total securities	776,921	5.48%	1,120,559	4.99%	878,681	5.29%	1,125,593	5.01%
Federal funds sold	7,253	4.76%	-	0.00%	3,646	4.72%	1,835	2.62%
Other earning assets (1)	31,890	5.35%	54,844	3.89%	37,176	4.69%	48,458	3.95%
Total earning assets	3,744,677	6.23%	4,148,647	5.71%	3,848,474	6.12%	4,145,581	5.66%
Other assets	396,758		402,949		396,938		405,061
Total Assets	$ 4,141,435		$ 4,551,596		$ 4,245,412		$4,550,642

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 350,860	1.10%	$ 330,273	0.41%	$ 335,741	0.90%	$ 330,375	0.41%
Money market accounts	389,506	2.16%	545,475	1.87%	407,347	2.12%	566,780	1.85%
Savings deposits	465,994	1.27%	455,916	0.64%	465,652	1.19%	446,954	0.58%
Certificates of deposit	1,400,929	3.82%	1,377,006	3.01%	1,405,270	3.71%	1,364,713	2.95%
Total interest bearing deposits	2,607,289	2.75%	2,708,670	2.07%	2,614,010	2.65%	2,708,822	2.02%
Federal Home Loan Bank borrowings	470,221	3.68%	695,179	3.36%	536,111	3.64%	707,395	3.35%
Other borrowings	139,798	4.40%	229,916	2.75%	177,235	4.30%	225,730	2.48%
Junior subordinated debt	87,638	6.41%	87,638	5.97%	87,638	6.34%	81,145	5.87%
Total interest bearing liabilities	3,304,946	3.05%	3,721,403	2.44%	3,414,994	2.99%	3,723,092	2.39%
Non-interest bearing demand deposits	383,779		372,201		378,449		365,945
Other liabilities	35,601		34,492		35,584		34,335
Shareholders' equity	417,109		423,500		416,385		427,270
Total Liabilities and
Shareholders' Equity	$ 4,141,435		$ 4,551,596		$ 4,245,412		$4,550,642

Taxable equivalent net interest spread		3.18%		3.27%		3.13%		3.27%
Taxable equivalent net interest margin		3.54%		3.52%		3.47%		3.51%

(1) Federal Reserve stock, Federal Home Loan Bank stock and equity securities that do not have readily determinable fair market values.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 7
(unaudited, dollars in thousands, except per share amounts)

	Quarter Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
Statement of income	2006	2006	2005	2005	2005
Interest income	$ 55,994	$ 56,447	$ 57,096	$ 56,231	$ 56,534
Interest expense	25,130	25,464	24,742	23,643	22,666
Net interest income	30,864	30,983	32,354	32,588	33,868
Provision for loan losses	2,263	2,640	2,142	2,141	1,919
Net interest income after provision for
loan losses	28,601	28,343	30,212	30,447	31,949
Non-interest income
Trust fees	3,537	4,058	3,538	3,541	3,512
Service charges on deposit accounts	4,179	3,797	3,515	2,834	2,723
Net securities gains	92	(7,942)	59	141	1,068
Gains on early extinguishment of debt	1,047	-	-	-	-
Other income	3,535	5,501	2,710	3,324	2,637
Total non-interest income	12,390	5,414	9,822	9,840	9,940
Non-interest expense
Salaries and employee benefits	13,315	13,416	13,446	14,420	14,528
Net occupancy	1,866	2,013	1,776	1,844	1,751
Equipment	1,993	2,030	1,969	2,018	2,190
Core deposit intangibles	633	633	654	665	685
Marketing expense	1,837	1,073	1,935	671	1,026
Restructuring & merger-related expenses (1)	-	540	-	967	70
Other operating	7,344	7,107	6,855	7,078	7,243
Total non-interest expense	26,988	26,812	26,635	27,663	27,493
Income before income taxes	14,003	6,945	13,399	12,624	14,396
Provision for income taxes	2,742	1,361	2,850	2,754	3,138
Net income	$ 11,261	$ 5,584	$ 10,549	$ 9,870	$ 11,258

Taxable equivalent net interest income	$ 33,046	$ 33,303	$ 34,786	$ 35,111	$ 36,448

Per common share data
Net income per common share - basic	$ 0.52	$ 0.25	$ 0.48	$ 0.44	$ 0.50
Net income per common share - diluted	$ 0.52	$ 0.25	$ 0.48	$ 0.44	$ 0.50
Dividends declared	$ 0.265	$ 0.265	$ 0.26	$ 0.26	$ 0.26
Book value (period end)	$ 19.13	$ 18.98	$ 18.91	$ 18.74	$ 18.82
Tangible book value (period end)	$ 12.41	$ 12.28	$ 12.19	$ 12.08	$ 12.15
Average shares outstanding - basic	21,893,943	21,937,948	22,070,906	22,260,541	22,587,213
Average shares outstanding - diluted	21,946,829	21,998,750	22,127,684	22,320,674	22,643,463
Period end shares outstanding	21,783,350	21,925,266	21,955,359	22,156,096	22,321,525
Full time equivalent employees	1,176	1,165	1,200	1,254	1,311

Selected ratios
Return on average assets	1.09%	0.52%	0.95%	0.88%	0.99%
Return on average equity	10.83%	5.45%	10.09%	9.35%	10.66%
Yield on earning assets (2)	6.23%	6.01%	5.88%	5.78%	5.71%
Cost of interest bearing liabilities	3.05%	2.93%	2.74%	2.59%	2.44%
Net interest spread (2)	3.18%	3.08%	3.14%	3.19%	3.27%
Net interest margin (2)	3.54%	3.40%	3.45%	3.46%	3.52%
Efficiency (2)	59.40%	69.25%	59.71%	61.54%	59.27%
Average loans to average deposits	97.82%	97.78%	96.92%	95.80%	96.36%
Trust Assets, market value at period end	$ 2,797,321	$ 2,871,129	$ 2,599,463	$ 2,598,993	$ 2,557,916

(1) Restructuring costs are associated with a reduction in WesBanco's workforce through layoffs. Merger-related expenses are primarily related to the acquisitions of Winton Financial Corporation and Western Ohio Financial Corporation.
(2) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights	Page 8
(unaudited, dollars in thousands)
Quarter Ended
June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
Asset quality data	2006	2006	2005	2005	2005
Non-performing assets:
Non-accrual loans	$ 13,361	$ 14,129	$ 9,920	$ 9,812	$ 10,941
Renegotiated loans	-	-	-	-	-
Total non-performing loans	13,361	14,129	9,920	9,812	10,941
Other real estate and repossessed assets	3,263	2,692	1,868	1,929	2,525
Total non-performing loans and assets	$ 16,624	$ 16,821	$ 11,788	$ 11,741	$ 13,466
Loans past due 90 days or more	$ 9,784	$ 6,528	$ 10,054	$ 8,411	$ 7,585

Non-performing assets/total assets	0.41%	0.39%	0.27%	0.27%	0.30%
Non-performing assets/total loans, other real
estate and repossessed assets	0.57%	0.57%	0.40%	0.40%	0.46%
Non-performing loans/total loans	0.46%	0.48%	0.34%	0.33%	0.37%
Non-performing loans and loans past due 90
days or more/total loans	0.79%	0.70%	0.68%	0.62%	0.63%
Non-performing loans, loans past due 90 days and other
real estate owned/total loans and other real estate owned	0.89%	0.79%	0.74%	0.69%	0.72%

Allowance for loan losses
Allowance for loan losses	$ 30,592	$ 32,291	$ 30,957	$ 32,497	$ 32,348
Provision for loan losses	2,263	2,640	2,142	2,141	1,919
Net loan charge-offs	3,962	1,306	3,682	1,993	1,795
Annualized net loan charge-offs /average loans	0.54%	0.18%	0.50%	0.27%	0.24%
Allowance for loan losses/total loans	1.05%	1.10%	1.05%	1.11%	1.10%
Allowance for loan losses/non-performing loans	2.29	x	2.29	x	3.12	x	3.31	x	2.96	x
Allowance for loan losses/non-performing loans
andpast due 90 days or more	1.32	x	1.56	x	1.55	x	1.78	x	1.75	x

Capital ratios
Tier I leverage capital	9.06%	8.56%	8.46%	8.38%	8.17%
Tier I risk-based capital	12.32%	11.98%	11.94%	11.92%	11.93%
Total risk-based capital	13.37%	13.06%	12.97%	13.01%	13.01%
Shareholders' equity to assets	10.07%	9.55%	9.42%	9.43%	9.34%
Tangible equity to tangible assets (1)	6.77%	6.38%	6.28%	6.31%	6.24%

(1) Tangible equity is defined as shareholders' equity less goodwill and other intangible assets, and tangible assets are defined as total assets less goodwill and other intangible assets. The calculation is based on quarterly averages.

WESBANCO, INC.
Reconciliation Table - Non-GAAP Financial Information				Page 9
(unaudited, dollars in thousands, except per share amounts)

Note: This press release contains financial information other than that provided by accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes these Non-GAAP measurements, which exclude the effects of merger-related and restructuring expenses, are essential to a proper understanding of the operating results of the Company’s core business largely because they allow investors to see clearly the performance of the Company without the restructuring charges included in certain key financial ratios. These Non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to Non-GAAP performance measures that may be presented by other companies. These Non-GAAP measures should not be compared to Non-GAAP performance measures of other companies.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$ 11,261	$ 11,258	$ 16,845	$ 22,338
Add: restructuring & merger-related expenses, net of tax (1)	-	42	324	338
Add: other-than-temporary impairment losses, net of tax (1)	-	-	4,829	-
Subtract: gain on branch sale, net of tax (1)	(92)	-	(1,571)	-
Core operating earnings	$ 11,169	$ 11,300	$ 20,427	$ 22,676

Net income per common share (3)	$ 0.52	$ 0.50	$ 0.77	$ 0.98
Effects of restructuring & merger-related expenses, net of tax (1)	-	-	0.02	0.01
Effects of other-than-temporary impairment losses, net of tax (1)	-	-	0.22	-
Effects of gain on branch sale, net of tax (1)	(0.00)	-	(0.07)	-
Core operating earnings per common share (3)	$ 0.52	$ 0.50	$ 0.94	$ 0.99

Selected ratios
Return on average assets	1.09%	0.99%	0.80%	0.99%
Effects of restructuring & merger-related expenses, net of tax (1)	0.00%	0.00%	0.01%	0.01%
Effects of other-than-temporary impairment losses, net of tax (1)	0.00%	0.00%	0.11%	0.00%
Effects of gain on branch sale, net of tax (1)	(0.01%)	0.00%	(0.04%)	0.00%
Core operating return on average assets	1.08%	0.99%	0.88%	1.00%

Return on average equity	10.83%	10.66%	8.16%	10.54%
Effects of restructuring & merger-related expenses, net of tax (1)	0.00%	0.04%	0.08%	0.08%
Effects of other-than-temporary impairment losses, net of tax (1)	0.00%	0.00%	1.16%	0.00%
Effects of gain on branch sale, net of tax (1)	(0.09%)	0.00%	(0.38%)	0.00%
Core operating return on average equity	10.74%	10.70%	9.02%	10.62%

Efficiency ratio (2)	59.40%	59.27%	63.93%	59.41%
Effects of restructuring & merger-related expenses, net of tax (1)	0.00%	(0.15%)	(0.40%)	(0.61%)
Effects of other-than-temporary impairment losses	0.00%	0.00%	(6.05%)	0.00%
Effects of gain on branch sale	0.20%	0.00%	1.97%	0.00%
Core operating efficiency ratio	59.60%	59.12%	59.45%	58.80%

(1) The related income tax expense is calculated using a combined Federal and State income tax rate of 40%.
(2) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
(3) The dilutive effect from stock options was immaterial and accordingly, basic and diluted earnings per share are the same.